Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

October 29, 2012

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30, 2012

MINDEN, LA. – October 29, 2012-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended September 30, 2012 of $803,000 or $0.33 per diluted share, as compared to net income of $678,000 or $0.27 per diluted share for the quarter ended September 30, 2011. The $125,000 or 18.4% increase reflects a $138,000 increase in net interest income and a decrease in non-interest expense of $99,000 offset partially by a $61,000 decrease in non-interest income and by an increase of $51,000 in the provision for income taxes.

The Company reported net income of $2.2 million or $0.91 per diluted share for the nine months ended September 30, 2012, an increase of $160,000 or 7.7% as compared to net income of $2.1 million or $0.83 per diluted share for the nine months ended September 30, 2011.

Total assets decreased $5.9 million or 2.2% to $258.7 million at September 30, 2012 compared to $264.6 million at December 31, 2011. The decrease primarily reflected a $29.5 million decrease in cash and cash equivalents, partially offset by a $13.7 million or 18.8% increase in investment securities and a $10.0 million or 7.6% increase in net loans. The Company continued its efforts to expand its loan portfolio during the first nine months of 2012. Total deposits decreased by $7.8 million or 3.5% to $215.9 million at September 30, 2012. The decrease in deposits reflected normal seasonal withdrawals.

Stockholders’ equity increased by $1.3 million or 3.4% to $40.3 million at September 30, 2012 as compared to $39.0 million at December 31, 2011. The increase was in part due to net income of $2.2 million and a net increase in unrealized gain on securities available for sale of $569,000 for the nine months ended September 30, 2012. Stockholders’ equity was reduced by dividends paid of $541,000, the purchase of shares in the amount of $335,000 for the Company’s Recognition and Retention Plan, and purchase of treasury stock for $903,000. Stockholders’ equity amounted to $17.03 per share at September 30, 2012.

Net interest income for the three months ended September 30, 2012 increased $138,000 or 7.0% to $2.1 million as compared to $2.0 million for the same period in 2011. Net interest income increased $500,000 or 8.8% to $6.2 million for the nine months ended September 30, 2012 as compared to $5.7 million for the same period in 2011. The increase in net interest income for the three and nine month periods ended September 30, 2012 reflected an increase in interest income of $90,000 and $317,000, respectively, primarily due to loan growth combined with $48,000 and $183,000 decreases in interest expense for the three and nine months ended September 30, 2012. Decreases in interest expense reflect the continued re-pricing downward of our deposit liabilities resulting from the decline in interest rates.

The provision for loan losses amounted to $30,000 and $90,000 for the three months and nine months ended September 30, 2012, respectively. At September 30, 2012, the Company’s total nonperforming assets and troubled debt restructurings amounted to $1.3 million or 0.5% of total assets as compared to $1.1 million or 0.4% at December 31, 2011.

Total non-interest income decreased from $254,000 and $880,000 for the three and nine months ended September 30, 2011, to $193,000 and $557,000 for the comparable periods in 2012. Non-interest income for the nine months ended September, 2011 includes a gain on sale of assets of $179,000 as compared to $1,000 for the nine months ended September 30, 2012. There were no sales of investment securities for the nine months ended September 30, 2012 as compared to the sale of $18.4 million of investment securities during the nine months ended September 30, 2011.

Non-interest expense was $1.1 million and $3.3 million for the three and nine months ended September 30, 2012, respectively, as compared to $1.2 million and $3.3 million for the same periods in 2011.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 102 year old Louisiana-thrift chartered FDIC-insured institution serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	September 30,	December 31,
	2012	2011

Total assets	$258,673	$264,598
Cash and cash equivalents	22,951	52,407
Investment securities	86,636	72,955
Loans receivable - net	141,437	131,454
Deposits	215,872	223,713
Total stockholders' equity	40,345	39,030

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest income, including fees	$2,420	$2,330	$7,192	$6,875
Interest expense	317	365	979	1,162
Net interest income	2,103	1,965	6,213	5,713
Provision for loan losses	30	30	90	90
Net interest income after
provision for loan loss	2,073	1,935	6,123	5,623
Total non-interest income	193	254	557	880
Total non-interest expenses	1,069	1,168	3,299	3,345
Income before income taxes	1,197	1,021	3,381	3,158
Income tax expense	394	343	1,137	1,074
NET INCOME	$803	$678	$2,244	$2,084

EARNINGS PER SHARE
Basic	$0.35	$0.29	$0.98	$0.89
Diluted	$0.33	$0.27	$0.91	$0.83